Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of May 11, 2006, by and among vFINANCE INVESTMENTS, INC., a Florida corporation (“Buyer”), vFINANCE, INC., a Delaware corporation (“VFIN”), STERLING FINANCIAL INVESTMENT GROUP, INC., a Florida corporation (“Seller”), and STERLING FINANCIAL GROUP OF COMPANIES, INC., a Delaware corporation (“Parent”) hereby amends that certain Asset Purchase Agreement by and among each of the Parties hereto.

R E C I T A L S:

Buyer, VFIN, Seller and Parent (collectively, the “Parties”) have entered into an Asset Purchase Agreement dated January 10, 2006 (the “Asset Purchase Agreement”) and the consummation of the transactions contemplated therein is subject to NASD approval.

Each of Seller and Parent desires to amend the Asset Purchase Agreement in order to expedite NASD approval of the transaction described in the Asset Purchase Agreement and insure that Seller and Parent have sufficient liquid assets to satisfy its creditors and other obligations.

Each of Buyer and VFIN desire to amend the Asset Purchase Agreement in order to expedite the NASD approval of the transaction described in the Asset Purchase Agreement based upon their belief that further delay will put such transaction at risk including the risk that the producing traders and brokers of Seller will terminate their employment and/or business relationship with the Seller and Parent.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

1.
The Parties agree that the Seller shall retain the $500,000 in cash on deposit with Fortis Securities, LLC. Therefore, Section 2.1 (ii) of the Asset Purchase Agreement is deleted in its entirety and such deposit shall be an Excluded Asset for all purposes under the Asset Purchase Agreement.

2.
To adjust the Stock Purchase Price to reflect the amendment to Section 2.1 (ii) of the Asset Purchase Agreement described above and the amendment to Section 3.2 of the Asset Purchase Agreement described herein below, the Parties agree that:

(a) The definition of “Adjusted Buyer Stock” is deleted in its entirety;

(b) Clause (i) of subsection (a) of Section 3.1 is deleted in its entirety and replaced with the following:

“(i) Thirteen Million (13,000,000) shares of VFIN Common Stock to be issued to Parent, (the “Stock Purchase Price”),” and

(c) Subsection 8.2(f) is deleted in its entirety.

3.
In light of the adjustment of the Stock Purchase price as described herein above, the Parties have agreed not to have a further adjustment to the Stock Purchase Price as described in Section 3.2 of the Asset Purchase Agreement. Therefore, the Parties agree that Section 3.2 of the Asset Purchase Agreement is deleted in its entirety.

4.
All other provisions of the Asset Purchase Agreement shall remain in full force and effect. The Asset Purchase Agreement is incorporated by reference herein, as modified by the changes herein. Each term which is capitalized but not defined herein shall have the meaning ascribed thereto in the Asset Purchase Agreement. The Asset Purchase Agreement, as amended by this Amendment constitutes the entire agreement of the Parties with respect to the subject matter hereof. In the event of any inconsistency between the terms of this Amendment and the Asset Purchase Agreement, the terms of this Amendment shall govern and prevail.

5.
This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Amendment need not execute the same counterpart.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

VFINANCE INVESTMENTS, INC.

By:	/s/ Leonard Sokolow
Name: Leonard Sokolow
Title: Chairman

VFINANCE, INC.

By:	/s/ Leonard Sokolow
Name: Leonard Sokolow
Title: CEO and President

STERLING FINANCIAL INVESTMENT GROUP, INC.

By:	/s/ Charles P. Garcia
Name: Charles P. Garcia
Title: CEO

STERLING FINANCIAL GROUP OF COMPANIES, INC.

By:	/s/ Charles P. Garcia
Name: Charles P. Garcia
Title: CEO